Exhibit 10.1

SHAREHOLDER AGREEMENT

AGREEMENT OF THE FOUNDING SHAREHOLDERS entered by Brand Engagement Network, Inc. (“BEN”) and INTERVENT INTERNATIONAL, LLC (“INTERVENT”), as the Founding Shareholders of INTERVENT Health AI, Inc., (“Health AI”), executed on June 8, 2026.

WHEREAS,

A.	BEN and INTERVENT are the Founding Shareholders of Health AI, and represent the 100% of the stock currently issued to date by Health AI and together have full control of the shares issued and available.

B.	Both parties want to collaborate for the success of Health AI, and the joint venture between them that Health AI represents,

C.	Health AI was created for the creation, deployment and commercialization of a suite of “Stand-Alone AI Health Coach” product offerings,

D.	And for that purpose, both parties will provide access to Health AI to resources, both technical and information, as well as mutual and reciprocal cooperation,

THEREFORE, the parties, AGREE as follows:

1.	Stock Issuance.

1.1.	Health AI is authorized to issue a total number of 100,000,000 shares of Class A Common Stock, at a par value of 0.0001 USD each, to be allocated as follows:

1.1.1.	BEN - 32,500,000 shares (which currently represents 50% of the issued and outstanding shares)
1.1.2.	INTERVENT – 32,500,000 shares (which currently represents 50% of the issued and outstanding shares)
1.1.3.	30,000,000 shares shall be reserved and subject to approval by the Board of Directors of Health AI
1.1.4.	Long Term Incentive Plan (LTIP) – 5,000,000 shares reserved and subject to the LTIP to be adopted by the Board of Directors of Health AI.

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1.2.	Health AI is authorized to issue a total number of 10,000,000 shares of Class B Preferred Stock at a par value of $1.00 USD each, to be allocated in favor of BEN and INTERVENT as follows:

1.2.1.	BEN – 5,000,000 shares
1.2.2.	INTERVENT – 5,000,000 shares

1.3.	BEN and INTERVENT shall have pre-emptive rights but no obligation to participate in new issuances pro-rata. No new shares of common stock will be issued without BEN’s and INTERVENT’s approval if the issuance would dilute either BEN or INTERVENT, respectively, below 20% without compensation.

2.	Board of Directors. The Board of Directors shall consist of three directors.

2.1.	Each party will designate a member of the Board of Directors.

2.1.1.	INTERVENT appoints and designates Neil F. Gordon, MD, PhD, MPH as its Member of the Board
2.1.2.	BEN appoints and designates, James D. Henderson, Jr. as its Member of the Board
2.1.3.	The third member of the Board shall be a neutral individual as mutually agreed between BEN and INTERVENT.

2.2.	The Chairman of the Board of Health AI will be Neil F. Gordon, MD, PhD, MPH.

3.	Project. BEN and INTERVENT will (and will cause their respective affiliates to) cooperate with each other and with Health AI to facilitate the conceptualization, design, training, development, commercialization and continuous improvement of a suite of “StandAlone AI Health Coach” product offerings, as defined in Section 4.2 (the “Project”).

4.	Licenses and Agreements. The parties agree that for the operation of Health AI, each party will execute agreements with Health AI, as follows:

4.1.	BEN via its subsidiary, SKYE AI USA, LLC, shall enter into a license with Health AI for the specific purpose of establishing AI enabled technological solutions for an AI enabled health coaching platform sufficient to achieve various “Stand-Alone AI Health Coach” product offerings (the “Health Coaching Platform”), for the North America territory and other geographies as mutually agreed.

4.1.1.	BEN and SKYE AI USA, LLC, shall have a minimum five (5) year exclusivity from Health AI for the training, development and designated services for deployment of the Health Coaching Platform. The exclusivity will remain in effect if certain mutually agreed upon milestones continue to be met.

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4.1.2.	Health AI shall have a minimum five (5) year exclusivity from SKYE AI USA and BEN, for use of BEN’s licensed IP and Software. The exclusivity will remain in effect if certain mutually agreed upon milestones continue to be met.
4.1.3.	After deducting any mutually agreeable sales, promotion, and business development commissions and other fees payable by Health AI to brokers or other third parties, and as more fully described in a reseller agreement, Health AI will pay to SKYE AI USA a fee of 35% (thirty five percent) of all relevant revenue from the software, services or sales earned and collected.
4.1.4.	SKYE AI USA shall submit a Statement of Work (SOW) to Health AI for the Health Coaching Platform for any client-related software or services and Health AI shall pay the agreed upon sum upon execution of any Health AI and INTERVENT approved SOW to begin the project.

4.2.	INTERVENT shall enter into a license with Health AI for exclusive use of its relevant intellectual property assets, including its research-quality datasets, audited telehealth coaching interactions, proprietary care algorithms and pathways, and participant facing content, together with the permission and ability to reference and leverage its clinical/industry credibility, extensive body of published outcomes data, and strategic relationships, for the training, development and/or commercialization of a suite of “StandAlone AI Health Coach” product offerings. It is intended that these offerings will facilitate the widespread deployment of a suite of AI-driven health guidance and coaching product offerings specifically designed for delivery directly to multiple classes of end users, ultimately without reliance upon human coaches or clinicians as the core service delivery mechanism.

4.2.1.	Health AI shall have a minimum five (5) year exclusivity from INTERVENT for the use of INTERVENT’s relevant database, and other designated intellectual property assets, and for the commercialization and consulting services for the Health Coaching Platform in North America and mutually agreed geographies. The exclusivity will remain in effect if certain mutually agreed upon milestones continue to be met.
4.2.2.	Health AI will pay to INTERVENT agreed upon sums under one or more SOWs to provide the support in developing, training and operating the AI models to develop the “Stand-Alone AI Health Coach” product offerings and associated Health Coaching Platform.
4.2.3.	If Health AI provides human health coaching services, it shall exclusively engage the service of INTERVENT or an affiliate of INTERVENT, as the entity providing such human health coaching services for the North America market, and the services would be provided in accordance with the SOWs and mutually agreed fees.

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4.3.	Health AI will enter into reseller agreements, for the provision for the “Stand-Alone AI Health Coach” product offerings and associated Health Coaching Platform, with the following entities and general conditions:

4.3.1.	Health AI will enter into a non-exclusive reseller agreement with SKYE Salud, S.A. de C.V., a company existing under the Laws of Mexico, for the resale of its services in Mexico, and Latin America. After deducting any mutually agreeable sales and business development commissions payable by SKYE Salud to salespeople or other third parties, and as more fully described in the reseller agreement, Health AI shall receive 50% (Fifty percent) of all gross revenue from the sale of Health AI’s services.

The services of SKYE Salud, includes an AI Enabled Health information platform, focused on Health Professionals and Health Public and Private companies, and the parties agree that these services may be provided with Health AI’s services and do not imply competition between them.

4.3.2.	Health AI will enter into a non-exclusive reseller agreement with SKYE Africa Intelligence, PTY LTD., a company existing under the Laws of South Africa, for the resale of its services in South Africa and the African Continent. After deducting any mutually agreeable sales and business development commissions payable by SKYE Africa Intelligence to salespeople or other third parties, and as more fully described in the reseller agreement, Health AI shall receive 50% (Fifty percent) of all gross revenue from the sale of Health AI’s services.

The services of SKYE Africa Intelligence include an AI-powered mental health initiative for University students, focused on mental health care, and the parties agree that these services may be provided with Health AI’s services and do not imply competition between them.

5.	Investment. Provided that the agreements contemplated by Sections 4.1 and 4.2 of this Founding Shareholders Agreement have been executed, Health AI is anticipated to be valued at no less than $25,000,000.00 USD for the initial seed funding round (when combining the shares described in Section 1.1). Health AI shall promptly prepare a Stock Purchase Agreement within (5) business days of execution of the agreements contemplated by Sections 4.1 and 4.2 of this Founding Shareholders Agreement. Execution of the Stock Purchase Agreement shall secure the initial segment of the seed funding by investors identified by BEN for the sum of $1,000,000.00 USD (in exchange for 4,000,000 of the 30,000,000 shares described in Section 1.1.3), at the mutually agreed upon valuation of not less than $25,000,000.00 USD, as established by the Board of Directors.

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Added funding from investors above the initial sum of $1,000,000.00 USD, shall be at a mutually agreed upon valuation of not less than $25,000,000.00 and other terms and conditions, as established by the Board.

This investment will be used to pay for sums under the SOWs agreed between the parties to begin the stated Project, as well as any SOW agreed to with any new customer. Finally, the investment will also provide the mutually approved working capital for Health AI for its operations.

6.	Cooperation. Both parties will cooperate and perform in good faith on any issue for the success of Health AI and the stated Project, providing all resources reasonably necessary to the completion of the Project, and the sale of services and licenses from the Project.

7.	Non-Compete. Including the exclusivities included in the agreed licenses, for so long as they are shareholders and for a period of 12 months thereafter, both parties shall not generate, agree on or permit a competing product, project or use of the agreed assets that might compete with the Project, the assets, services and software of either of the parties or Health AI, without the express written consent of the other party.

8.	Mediation. In any case of disagreement or breach if this agreement both parties shall mediate the breach or disagreement to find a mutually agreed solution to the issue.

9.	Exit Strategies. In the event a conflict arises between the Founding Shareholders, its operation or the Project, and after attempt at mediation or any other dispute resolution process, or after 7 (seven) years from incorporation, both parties agree to try to sell or buy from the other its full equity in Health AI, or sell those shares to Health AI itself, and allow the remaining owner to operate Health AI.

9.1.	In the event of a disagreement related to the fair market value of the Company, an independent valuation from a qualified entity as mutually agreed upon by the Founding Shareholders will be performed and paid for by the Company.

9.2.	If a sale between the parties cannot be reached, both parties shall sell their shares to a mutually agreeable third party.

9.3.	The above exit strategies shall be deemed fully voided if:

9.3.1.	The Company raises at least $10,000,000.00 (Ten Million US Dollars) in post incorporation capital funding; or,
9.3.2.	The Company is valued by an independent third party to be at least $50,000,000.00 (Fifty million US Dollars).

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10.	Confidentiality. Both parties agree to keep confidential this agreement, all information between the parties related to the obligations under this agreement, and all information of Health AI.

10.1.	“Confidential Information” means any and all information disclosed by either party to the other which is marked “confidential” or “proprietary” or which the recipient knows or has reason to know is regarded by the disclosing party as such, including oral information.

10.2.	“Confidential Information” does not include any information that the receiving party can demonstrate was or is: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving party; (c) in the possession of the receiving party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation of confidentiality; or (e) independently developed by the receiving party without reference to Confidential Information of the disclosing party.

10.3.	The receiving party shall not be considered liable or in breach for disclosing Confidential Information which is required to be disclosed by judicial or governmental action; provided that prompt notice is given to the disclosing party wherever possible in order to enable it to seek a protective order or otherwise prevent such disclosure.

BOTH PARTIES SHALL EXECUTE THE AGREEMENT BY DIGITAL SIGNATURE, FULLY AWARE OF THEIR OBLIGATIONS UNDER THE AGREEMENT.

Brand Engagement Network, Inc.

By:	/s/ Tyler Luck
Authorized Signatory: Tyler Luck, CEO

INTERVENT INTERNATIONAL, LLC.

By:	/s/ Neil F. Gordon
Authorized Signatory: Neil F. Gordon, MD, PhD, MPH, CEO

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